Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Travis Parman
travis.parman@pultegroup.com
248-433-4533

Roger A. Cregg, Executive Vice President and Chief Financial Officer

of PulteGroup, Inc. Announces Intention to Retire

Nationwide search for successor initiated

BLOOMFIELD HILLS, Mich. – February 18, 2011 – PulteGroup, Inc. Executive Vice President and Chief Financial Officer Roger A. Cregg has announced his intention to retire from the Company later this year once a successor has been named.

Cregg joined PulteGroup in 1998 as Senior Vice President and Chief Financial Officer. He was promoted to Executive Vice President and Chief Financial Officer in 2003. During his 13-year tenure, Cregg led the Company’s accounting, treasury, tax, information systems, investor relations, mortgage, title and related activities.

“Roger has been an important leader at PulteGroup over the years. It is evident to everybody who works with Roger that his character and integrity are beyond reproach and his financial expertise is unrivaled,” said Richard Dugas, Chairman, President and Chief Executive Officer of PulteGroup. “During a crucial period in Pulte’s history, Roger expertly guided our financial operations, devised supportive capital strategies, including issuing the industry’s only 30- and 40-year debt, and was instrumental in our successful acquisitions and integrations of Del Webb and Centex Corporation. We are indebted to Roger for his many contributions, and wish him nothing but the very best for the future.”

The Company has engaged Heidrick & Struggles, a national executive search firm, to initiate an external search to identify Cregg’s replacement. As PulteGroup leverages its excellent competitive position to take advantage of improving market fundamentals, the new CFO will be relied upon to contribute innovative solutions that help the Company achieve its goal of delivering industry-leading shareholder returns.

“Over the past decade, I have been proud to work alongside the professional team at PulteGroup. Together, we have accomplished a great deal, most notably growing the company into one of the largest homebuilders and navigating the challenges presented by the downturn in the housing market,” said Cregg. “With the worst of the recession behind us, the market stabilizing and the Company beginning to realize the benefits of its strategic initiatives, now is an appropriate time for me to retire from PulteGroup. In the coming months, I am committed to ensuring a smooth transition to my successor, preserving the solid foundation we have built while paving the way to achieve outstanding returns in the years ahead.”

Prior to joining Pulte, Mr. Cregg was Executive Vice President and CFO of Zenith Electronics Corporation. He was also the CFO of Sweetheart Cup Company and held various financial positions with Continental Can Company.

Cregg earned a Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University and holds a Bachelors of Science in Accounting from Northeastern University. He is past Chairman of the Board of the Detroit Branch of the Federal Reserve Bank of Chicago and has served as a board member of Comerica Incorporated since 2006.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM) based in Bloomfield Hills, Mich., is America’s premier home building company with operations in 67 markets, 29 states and the District of Columbia. The Company has an unmatched capacity to meet the needs of all buyer segments through its brand portfolio that includes Pulte Homes, Centex Homes and Del Webb. As the most awarded homebuilder in customer satisfaction, the brands of PulteGroup have consistently ranked among the nation’s top homebuilders as surveyed by third-party, independent national customer satisfaction studies. For more information about PulteGroup, Inc. and PulteGroup brands, see www.pultegroupinc.com; www.pulte.com; www.centex.com; and www.delwebb.com.

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